Exhibit 99.4

Applied Minerals, Inc. Announces Closing of $1.64 Million Capital Raise

NEW YORK. N.Y. – June 26, 2016 - Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, has announced the closing of a $1.64 million capital raise to fund the continued commercialization of its DRAGONITE™ and AMIRON™ products.

The Company sold a total of 10,933,333 common shares at a price of $0.15 per share. Attached to each share sold is three-tenths of a 5-year warrant to purchase the Company’s common stock. The warrants can only be exercised for cash. As a result of this offering, the Company issued 10,933,333 shares of common stock, as well as warrants to purchase 3,280,000 shares of common stock for an exercise price of $0.25 per share. No broker was used and no commission was paid as part of the financing.

The financing was led by Fimatec LTD. (“Fimatec”), one of Japan’s leading specialty minerals producers and distributors, serving the paints, coatings, adhesives, plastics, composites, rubber, concrete admixtures and related markets. Applied Minerals and Fimatec have recently entered into an agreement in which Fimatec agreed to represent Applied Minerals as its exclusive sales distributor of DRAGONITE halloysite clay products for the Japanese market. Also participating in the financing were three directors of the Company and a number of current and new shareholders.

Management believes that this round of funding provides the Company ample runway to bridge a number of high value near-term commercial opportunities in its pipeline, particularly within the catalyst and oil and gas markets.

According to Andre Zeitoun, President and CEO of Applied Minerals, “This financing is a testament to the conviction that our Board of Directors, as well as our long-term shareholders, have in the Company’s expanding business prospects. In addition, we are excited to have received our first ever investment from a strategic business partner, Fimatec. Since entering into our agreement, several promising commercial projects have been introduced and are currently in progress in Japan. We look forward to the future of our partnership and welcome them as a key stakeholder in our organization.”

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives and fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us